Exhibit 23 (b)

                        Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4 No. 333-00000) and related Prospectus of United Dominion Realty Trust, Inc. for the registration of 8,412,714 shares of its common stock and 8,412,714 rights to purchase Series C Junior Participating Cumulative Redeemable Preferred Stock and to the incorporation by reference herein of our report dated March 4, 1997, with respect to the consolidated financial statements of South West Property Trust Inc. included in United Dominion Realty Trust Inc.'s Current Report (Form 8-K/A No. 1) dated March 17, 1997, filed with the Securities and Exchange Commission.





                                     Ernst & Young LLP

Dallas, Texas
January 28, 1998